Exhibit 99.1

FOR IMMEDIATE RELEASE

Monday, December 23, 2013

GANNETT COMPLETES ACQUISITION OF BELO

Transaction Accelerates Gannett’s Ongoing Transformation Into Higher-Margin Diversified Multi-Media Company

Combination Creates Broadcast “Super Group” Reaching Nearly One-Third Of All U.S. Households

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) announced today that it has completed its previously announced acquisition of Belo Corp. for $13.75 per share in cash, in addition to the assumption of $715 million of outstanding debt, for a total transaction value of $2.2 billion.

The combination with Belo nearly doubles Gannett’s broadcast portfolio and creates the largest independent station group of major network affiliates in the top 25 markets, including stations to be serviced by Gannett under shared services and similar arrangements. Gannett now reaches approximately one-third of all television households in America. It also significantly expands the company’s geographic reach and revenue diversity. Gannett will become the #1 CBS affiliate group, the #4 ABC affiliate group, and will expand its already #1 NBC affiliate group position.

Gracia Martore, President and Chief Executive Officer of Gannett, said, “We are thrilled to combine these two storied media companies, both of which are known for award-winning journalism, operational excellence and strong brand leadership. The completion of this transaction marks a significant milestone in Gannett’s ongoing transformation into a higher-margin and more highly diversified company in the rapidly evolving media business.”

The closing of the transaction follows the receipt of all necessary regulatory approvals and approval of the transaction by Belo shareholders. With the closing of the transaction, Belo common stock will cease trading and will no longer be listed on the NYSE.

J.P. Morgan Securities LLC provided financial advice and Nixon Peabody LLP, Covington & Burling LLP, and Paul Hastings LLP served as legal advisors to Gannett on the transaction. RBC Capital Markets, LLC provided financial advice and Wachtell, Lipton, Rosen & Katz and Wiley Rein LLP served as legal advisors to Belo.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 110 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

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For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Jeremy Gaines
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	jmgaines@gannett.com